Exhibit 99.1

XPO Logistics Announces Second Quarter 2014 Results

Reports 49% organic growth company-wide

Generates higher-than-expected gross revenue and EBITDA

Raises year-end target run rates to $3 billion of revenue and $150 million of EBITDA

GREENWICH, Conn. — July 29, 2014 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the second quarter of 2014. Total gross revenue increased 323.8% year-over-year to $581.0 million, and net revenue increased 530.1% to $121.9 million.

The company reported a net loss of $13.8 million for the quarter, compared with a net loss of $17.4 million for the same period in 2013. The net loss available to common shareholders was $14.5 million, or a loss of $0.28 per diluted share, compared with a net loss of $18.1 million, or a loss of $1.00 per diluted share, for the same period in 2013.

The adjusted net loss available to common shareholders, a non-GAAP measure, was $11.6 million, or a loss of $0.22 per share for the quarter. Adjusted net loss excludes: a primarily non-cash charge of $3.7 million, or $2.3 million after-tax, of accelerated amortization due to the rebranding of the company’s Express-1 business; and $720,000, or $593,000 after-tax, of transaction and integration costs related to the acquisition of Pacer International, Inc. (“Pacer”). Reconciliations of adjusted net loss to common shareholders and adjusted EPS are provided in the attached financial tables.

Adjusted earnings (loss) before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, was a gain of $14.1 million for the quarter, compared with a loss of $12.4 million for the same period in 2013. Adjusted EBITDA for 2014 excludes $627,000 of transaction and integration costs related to the acquisition of Pacer and $321,000 of rebranding costs; and includes $1.6 million of non-cash share-based compensation. A reconciliation of adjusted EBITDA to net income is provided in the attached financial table.

The company had approximately $129 million of cash, including $17 million of restricted cash, as of June 30, 2014.

Raises Full Year Financial Targets

The company has raised its full year 2014 financial targets as follows:

•	An annual revenue run rate of more than $3 billion by December 31, up from a prior target of $2.75 billion; and

•	An annual EBITDA run rate of at least $150 million by December 31, up from a prior target of $100 million.

Acquisition Announcements

On July 29, 2014, the company announced that it has entered into a definitive agreement to acquire non-asset based logistics company New Breed Holding Company (“New Breed”) in a transaction valued at approximately $615 million. New Breed is the preeminent U.S. provider of industry-defining contract logistics services for omni-channel distribution, reverse logistics, transportation management, freight bill audit and payment, lean manufacturing support, aftermarket support and supply chain optimization. The transaction is expected to close in the third quarter, subject to customary approvals and conditions.

The company further announced that it has completed the acquisition of Atlantic Central Logistics (“ACL”), in a transaction valued at approximately $36.5 million. ACL is a non-asset based, third party provider of last mile logistics with 14 East Coast locations. The full text of the company’s acquisition announcements can be found at www.xpologistics.com/investors.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “In the second quarter, we outperformed a favorable brokerage environment and delivered strong results across the board. Our gross revenue, volume, net revenue margin and EBITDA all came in significantly ahead of plan. We reported robust organic growth of 49% company-wide, and in our freight brokerage unit, we generated outsized organic growth of 67%. We accomplished this by capitalizing on our increasing scale and lane density, and by improving the productivity of our sales force.”

Jacobs continued, “We’re very bullish about the two acquisitions we announced today. New Breed is the Rolls Royce of contract logistics – the preeminent provider of high margin, technology-intense, engineered solutions for blue chip customers. This will be a transformational addition to our service offering and a major increase in scale. Our XPO network will grow to more than 200 locations and approximately 10,000 employees. We’ll offer the most comprehensive range of logistics services in North America, with world-class technology and expertise.

“ACL is a strategically attractive, 14-location, last mile logistics company that we acquired yesterday. This transaction expands our tier one relationships in the e-commerce space, where the demand for last mile service is skyrocketing. ACL specializes in facilitating the time-sensitive, local movement of e-commerce goods between distribution centers and the end-consumer. We’ll integrate these operations with our XPO Last Mile business and leverage our combined capacity and expertise.”

Jacobs concluded, “We’ve raised our 2014 outlook to reflect our accelerated growth trajectory. We now expect a year-end revenue run rate of more than $3 billion, and an EBITDA run rate of at least $150 million – 50% more EBITDA than our original target.”

Second Quarter 2014 Results by Business Unit

•

Freight brokerage: The company’s freight brokerage business generated total gross revenue of $493.4 million for the quarter, a 417.4% increase from the same period in 2013. Net revenue margin was 21.3%, compared with 13.2% in 2013, an improvement of 810 basis points. The year-over-year increases in revenue and margin were primarily due to the acquisitions of 3PD, Optima Service Solutions and Pacer, and 67% organic revenue growth. Organic growth included revenue growth from our cold-starts, which are on an annualized revenue run rate of $220 million, compared with $90 million a year ago. Excluding the margin benefit of our last mile and intermodal operations, freight brokerage net revenue margin improved year-over-year, reflecting a more seasoned sales force and data-rich information technology. Second quarter operating income was a gain of $4.4 million, compared with a loss of $5.0 million a year ago.

•	Expedited transportation: The company’s expedited transportation business generated total gross revenue of $36.2 million for the quarter, a 37.0% increase from the same period in 2013. Net revenue margin was 30.8%, compared with 15.9% in 2013, an improvement of 1,490 basis points. Our ability to achieve more revenue per mile drove margin higher year-over-year, even excluding the substantial benefit of our XPO NLM business, acquired in December 2013. Second quarter operating income was a loss of $363,000, compared with a gain of $1.2 million a year ago, reflecting a one-time non-cash charge of $3.3 million related to the rebranding of Express-1 to XPO Express. Excluding this charge, second quarter operating income was a gain of $3.0 million.

•	Freight forwarding: The company’s freight forwarding business generated total gross revenue of $54.2 million for the quarter, a 180.2% increase from the same period in 2013. Net revenue margin was 10.3%, compared with 13.3% in 2013. The decrease in net revenue margin was due in part to the consolidation of the former Pacer freight forwarding operations into the XPO Global Logistics network, which shifted the revenue mix toward higher-revenue, lower-margin international transactions. Operating income was a loss of $903,000, compared with a gain of $478,000 a year ago, due in part to the consolidation of Pacer operations.

•	Corporate: Corporate SG&A expense for the second quarter of 2014 was $15.1 million, compared with $10.7 million for the second quarter of 2013. The higher corporate SG&A expense includes the allocation of expenses related to Pacer. Corporate SG&A for the second quarter includes: $627,000, or $516,000 after-tax, of integration charges related to the acquisition of Pacer; $1.3 million, or $1.1 million after-tax, of additional acquisition-related transaction costs; and $1.7 million, or $1.4 million after-tax, of litigation costs.

Six Months 2014 Financial Results

For the six months ended June 30, 2014, the company reported total revenue of $863.4 million, a 243.9% increase from the first six months of 2013.

Net loss was $41.9 million for the first six months of 2014, compared with net loss of $31.9 million for the same period last year. The company reported a six-month net loss available to common shareholders of $43.4 million, or a loss of $0.92 per diluted share, compared with a net loss of $33.4 million, or a loss of $1.84 per diluted share, for the same period in 2013.

Adjusted EBITDA was a gain of $14.8 million for the first six months of 2014, compared with a loss of $22.1 million for the same period in 2013. Adjusted EBITDA excludes $11.4 million of transaction and integration costs related to the acquisition of Pacer, and includes $3.8 million and $2.1 million of non-cash share-based compensation for 2014 and 2013, respectively. A reconciliation of adjusted EBITDA to net income is provided in the attached financial table.

Rebrands Expedited Transportation and Last Mile Operations

In June, the company rebranded two of its core businesses to further its market strategy of serving customers as one, integrated portfolio of supply chain services under the XPO brand. The Express-1 expedited transportation business now operates as XPO Express, and the 3PD last mile business now operates as XPO Last Mile. More information about these services can be found at www.xpo-express.com and www.xpolastmile.com, respectively.

Conference Call

The company will hold a conference call on Wednesday, July 30, 2014, at 9:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-708-4540; international callers dial +1-847-619-6397. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpologistics.com/investors. The conference will be archived until August 29, 2014. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 37627194.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of transportation logistics services in North America: the fourth largest freight brokerage firm, the third largest provider of intermodal services, the largest provider of last-mile logistics for heavy goods, and the largest manager of expedited shipments, with growing positions in managed transportation, global freight forwarding and less-than-truckload brokerage. The company facilitates more than 31,000 deliveries a day throughout the U.S., Mexico and Canada.

XPO Logistics has 148 locations and approximately 3,100 employees. Its three business segments – freight brokerage, expedited transportation and freight forwarding – utilize relationships with ground, rail, sea and air carriers to serve over 14,000 customers in the manufacturing, industrial, retail, commercial, life sciences and government sectors. The company has more than 3,600 trucks under contract to its drayage, expedited and last-mile subsidiaries, and has access to additional capacity through its relationships with over 27,000 other carriers. For more information: www.xpologistics.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted net loss available to common shareholders and adjusted EPS, in each case for the quarter ended June 30, 2014, and earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the quarters ended June 30, 2014 and 2013. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that adjusted net loss available to common shareholders improves comparability from period to period by removing the impact of nonrecurring expense items related to our rebranding of Express-1 to XPO Express and our acquisition of Pacer, which we completed on March 31, 2014. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences, and, in the case of adjusted EBITDA, non-recurring costs related to the Pacer acquisition. In addition to its use by management, we believe that EBITDA and adjusted EBITDA are measures widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measures may not be comparable to similarly titled measures of other companies. EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as supplemental measures of our operating performance.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the company’s full year 2014 financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the acquisitions of New Breed and ACL, including the expected impact on XPO’s results of operations; the ability to obtain the requisite regulatory approvals and the satisfaction of other conditions to consummation of the New Breed transaction; the ability to realize anticipated synergies and cost savings with respect to acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including New Breed’s and ACL’s management teams; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s networks of third-party transportation providers; the ability to retain XPO’s and acquired companies’ largest customers; XPO’s ability to successfully integrate New Breed, ACL and other acquired businesses; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpologistics.com

Media Contacts:

Brunswick Group

Gemma Hart, Darren McDermott, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$581,009	$137,091	$863,412	$251,090
Operating expenses
Cost of purchased transportation and services	459,139	117,751	683,145	215,490
Direct operating expense	27,212	—	31,092	—
Sales, general and administrative expense	106,553	33,355	182,431	60,982

Total operating expenses	592,904	151,106	896,668	276,472

Operating loss	(11,895)	(14,015)	(33,256)	(25,382)

Other expense	235	167	250	58
Interest expense	3,403	3,106	13,461	6,170

Loss before income tax provision	(15,533)	(17,288)	(46,967)	(31,610)
Income tax (benefit) provision	(1,771)	74	(5,070)	296

Net loss	(13,762)	(17,362)	(41,897)	(31,906)
Cumulative preferred dividends	(733)	(743)	(1,475)	(1,486)

Net loss available to common shareholders	$(14,495)	$(18,105)	$(43,372)	$(33,392)

Basic loss per share
Net loss	$(0.28)	$(1.00)	$(0.92)	$(1.84)
Diluted loss per share
Net loss	$(0.28)	$(1.00)	$(0.92)	$(1.84)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	52,565	18,180	46,970	18,107
Diluted weighted average common shares outstanding	52,565	18,180	46,970	18,107

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$111,620	$21,524
Accounts receivable, net of allowances of $6,593 and $3,539, respectively	342,182	134,227
Prepaid expenses	12,764	3,935
Deferred tax asset, current	6,885	3,041
Other current assets	9,965	7,304

Total current assets	483,416	170,031

Property and equipment, net of $22,634 and $11,803 in accumulated depreciation, respectively	97,378	56,571
Goodwill	540,954	363,448
Identifiable intangible assets, net of $37,655 and $15,411 in accumulated amortization, respectively	231,915	185,179
Deferred tax asset, long-term	75	72
Restricted cash	17,017	2,141
Other long-term assets	10,075	2,799

Total long-term assets	897,414	610,210

Total assets	$1,380,830	$780,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$216,969	$71,391
Accrued salaries and wages	16,454	11,741
Accrued expenses, other	30,947	9,489
Current maturities of long-term debt	1,565	2,028
Other current liabilities	6,819	4,684

Total current liabilities	272,754	99,333

Convertible senior notes	101,074	106,268
Revolving credit facility and other long-term debt, net of current maturities	484	75,373
Deferred tax liability, long-term	21,658	15,200
Other long-term liabilities	34,108	28,224

Total long-term liabilities	157,324	225,065

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 73,335 and 74,175 shares issued and outstanding, respectively	42,258	42,737
Common stock, $.001 par value; 150,000,000 shares authorized; 52,637,017 and 30,583,073 shares issued, respectively; and 52,592,017 and 30,538,073 shares outstanding, respectively	53	30
Additional paid-in capital	1,063,709	524,972
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(155,161)	(111,789)

Total stockholders’ equity	950,752	455,843

Total liabilities and stockholders’ equity	$1,380,830	$780,241

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2014	2013
Operating activities
Net loss	$(41,897)	$(31,906)
Adjustments to reconcile net loss to net cash from operating activities
Provisions for allowance for doubtful accounts	3,180	627
Depreciation and amortization	36,543	3,349
Stock compensation expense	3,843	2,147
Accretion of debt	2,663	2,916
Deferred tax expense	(7,071)	167
Other	2,335	(130)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(57,334)	(24,134)
Income tax payable	2,441	(732)
Prepaid expense and other current assets	(3,551)	(275)
Other long-term assets	(7,101)	(28)
Accounts payable	37,791	(4,013)
Accrued expenses and other liabilities	1,552	2,939

Cash flows used by operating activities	(26,606)	(49,073)

Investing activities
Acquisition of businesses, net of cash acquired	(200,999)	(19,660)
Payment for purchases of property and equipment	(9,822)	(3,864)
Other	265	125

Cash flows used by investing activities	(210,556)	(23,399)

Financing activities
Repayment of borrowings on revolving credit facility	(75,000)	—
Proceeds from stock offering, net	413,164	—
Payment for cash held as collateral in lending arrangement	(8,503)	—
Dividends paid to preferred stockholders	(1,475)	(1,486)
Other	(928)	(180)

Cash flows provided (used) by financing activities	327,258	(1,666)

Net increase (decrease) in cash	90,096	(74,138)
Cash and cash equivalents, beginning of period	21,524	252,293

Cash and cash equivalents, end of period	$111,620	$178,155

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,726	$3,337
Cash (received) paid for income taxes	$(291)	$906
Equity portion of acquisition purchase price	$108,187	$3,089

Freight Brokerage

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	$Variance	Change %	2014	2013	$Variance	Change %
Revenue	$493,390	$95,360	$398,030	417.4%	$725,078	$173,590	$551,488	317.7%
Cost of purchased transportation and services	388,282	82,793	305,489	369.0%	575,654	150,957	424,697	281.3%

Net revenue	105,108	12,567	92,541	736.4%	149,424	22,633	126,791	560.2%

Direct operating expense	27,212	—	27,212	100.0%	31,092	—	31,092	100.0%
SG&A expense
Salaries & benefits	38,795	12,367	26,428	213.7%	64,321	22,530	41,791	185.5%
Other SG&A expense	11,339	3,031	8,308	274.1%	19,180	4,926	14,254	289.4%
Purchased services	4,736	979	3,757	383.8%	6,808	1,793	5,015	279.7%
Depreciation & amortization	18,595	1,180	17,415	1475.8%	27,589	2,194	25,395	1157.5%

Total SG&A expense	73,465	17,557	55,908	318.4%	117,898	31,443	86,455	275.0%

Operating income (loss)	$4,431	$(4,990)	$9,421	-188.8%	$434	$(8,810)	$9,244	-104.9%

Note: Total depreciation and amortization for the Freight Brokerage reportable segment included in both direct operating expense and SG&A, was $ 19,271,000 and $1,180,000 for the three-months ended June 30, 2014 and 2013, respectively, and $28,264,000 and $2,194,000 for the six-months ended June 30, 2014 and 2013, respectively.

Freight Brokerage

Key Data

(In thousands, except personnel data)

	3 Mos Ended June 30, 2014	3 Mos Ended June 30, 2013	6 Mos Ended June 30, 2014	6 Mos Ended June 30, 2013
Revenue
Truckload, LTL, and Intermodal	$387,492	$95,360	$532,076	$173,590
Last Mile	105,898	—	193,002	—

Total Revenue	$493,390	$95,360	$725,078	$173,590

Net Revenue
Truckload and LTL	$23,894	$12,489	$43,612	$22,582
Intermodal	50,149	78	50,351	51

Total Truckload, LTL, and Intermodal	74,043	12,567	93,963	22,633
Last Mile	31,065	—	55,461	—

Total Net Revenue	$105,108	$12,567	$149,424	$22,633

Net Revenue %
Truckload, LTL, and Intermodal	19.1%	13.2%	17.7%	13.0%
Last Mile	29.3%	—	28.7%	—

Overall Net Revenue %	21.3%	13.2%	20.6%	13.0%

Direct Operating Expense
Intermodal	$22,872	$—	$22,872	$—
Last Mile	4,340	—	8,220	—

Total Direct Operating Expense	$27,212	$—	$31,092	$—

Freight Brokerage personnel (end of period)	2,245	788

Note: Employee totals are as of period end, and primarily include the positions of shipper sales, carrier procurement and brokerage operations, and reflect the impact of recruitment and acquisitions.

Expedited Transportation

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
Revenue	$36,231	$26,445	$9,786	37.0%	$70,041	$50,320	$19,721	39.2%
Cost of purchased transportation and services	25,067	22,235	2,832	12.7%	47,510	42,302	5,208	12.3%

Net revenue	11,164	4,210	6,954	165.2%	22,531	8,018	14,513	181.0%

SG&A expense
Salaries & benefits	4,376	2,016	2,360	117.1%	8,530	3,961	4,569	115.3%
Other SG&A expense	1,670	513	1,157	225.5%	3,127	1,117	2,010	179.9%
Purchased services	562	246	316	128.5%	996	535	461	86.2%
Depreciation & amortization	4,919	248	4,671	1883.5%	6,497	465	6,032	1297.2%

Total SG&A expense	11,527	3,023	8,504	281.3%	19,150	6,078	13,072	215.1%

Operating (loss) income	(363)	1,187	(1,550)	-130.6%	3,381	1,940	1,441	74.3%

Accelerated amortization of Express-1 trade name	3,346	—	3,346	100.0%	3,346	—	3,346	100.0%

Adjusted operating income (loss)	$2,983	$1,187	$1,796	151.3%	$6,727	$1,940	$4,787	246.8%

Note: Total depreciation and amortization for the Expedited Transportation reportable segment included in both cost of purchased transportation and services and SG&A, was $4,954,000 and $291,000 for the three-months ended June 30, 2014 and 2013, respectively, and $6,566,000 and $559,000 for the six-months ended June 30, 2014 and 2013, respectively.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

Freight Forwarding

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
Revenue	$54,178	$19,338	$34,840	180.2%	$73,684	$35,571	$38,113	107.1%
Cost of purchased transportation and services	48,580	16,775	31,805	189.6%	65,373	30,622	34,751	113.5%

Net revenue	5,598	2,563	3,035	118.4%	8,311	4,949	3,362	67.9%

SG&A expense
Salaries & benefits	1,627	1,518	109	7.2%	3,262	2,951	311	10.5%
Other SG&A expense	4,130	317	3,813	1202.8%	4,478	720	3,758	521.9%
Purchased services	243	157	86	54.8%	320	247	73	29.6%
Depreciation & amortization	501	93	408	438.7%	601	181	420	232.0%

Total SG&A expense	6,501	2,085	4,416	211.8%	8,661	4,099	4,562	111.3%

Operating (loss) income	$(903)	$478	$(1,381)	-288.9%	$(350)	$850	$(1,200)	-141.2%

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
SG&A expense
Salaries & benefits	$6,952	$4,590	$2,362	51.5%	$16,795	$9,097	$7,698	84.6%
Other SG&A expense	1,872	1,337	535	40.0%	5,492	2,696	2,796	103.7%
Purchased services	5,692	4,532	1,160	25.6%	13,322	7,154	6,168	86.2%
Depreciation & amortization	544	231	313	135.5%	1,112	415	697	168.0%

Total SG&A expense	$15,060	$10,690	$4,370	40.9%	$36,721	$19,362	$17,359	89.7%

Note: Intercompany eliminations included revenue of $2.8 million and $4.1 million for the three-months ended June 30, 2014 and 2013, respectively, and $5.4 million and $8.4 million for the six-months ended June 30, 2014 and 2013, respectively.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Loss

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Change %	2014	2013	Change %
Net loss available to common shareholders	$(14,495)	$(18,105)	-19.9%	$(43,372)	$(33,392)	29.9%
Preferred dividends	(733)	(743)	-1.3%	(1,475)	(1,486)	-0.7%

Net loss	(13,762)	(17,362)	-20.7%	(41,897)	(31,906)	31.3%

Pacer debt commitment fee(1)	93	—	100.0%	4,624	—	100.0%
Other interest expense	3,310	3,106	6.6%	8,837	6,170	43.2%
Income tax (benefit) provision	(1,771)	74	-2493.2%	(5,070)	296	-1812.8%
Accelerated amortization of Express-1 trade name	3,346	—	100.0%	3,346	—	100.0%
Other depreciation and amortization	21,924	1,795	1121.4%	33,197	3,349	891.3%

EBITDA	$13,140	$(12,387)	-206.1%	$3,037	$(22,091)	-113.7%

Pacer transaction and restructuring costs	627	—	100.0%	11,408	—	100.0%
XPO Express and XPO Last Mile rebranding costs	321	—	100.0%	321	—	100.0%

Adjusted EBITDA	$14,088	$(12,387)	-213.7%	$14,766	$(22,091)	-166.8%

(1)	Pacer debt commitment fee is recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Loss and Net Loss Per Share to Adjusted Net Loss and Net Loss Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP net loss available to common shareholders	$(14,495)	$(18,105)	$(43,372)	$(33,392)
Accelerated amortization of Express-1 trade name	3,346	—	3,346	—
XPO Express and XPO Last Mile rebranding costs	321	—	321	—
Pacer transaction and restructuring costs	627	—	11,408	—
Pacer debt commitment fee(1)	93		4,624
Adjustment to tax benefit	(1,460)		(3,883)

Adjusted net loss available to common shareholders	$(11,568)	$(18,105)	$(27,556)	$(33,392)

Adjusted basic loss per share
Adjusted net loss	$(0.22)	$(1.00)	$(0.59)	$(1.84)
Adjusted diluted loss per share
Adjusted net loss	$(0.22)	$(1.00)	$(0.59)	$(1.84)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	52,565	18,180	46,970	18,107
Diluted weighted average common shares outstanding	52,565	18,180	46,970	18,107

(1)	Pacer debt commitment fee is recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Basic common stock outstanding	52,564,636	18,179,570	46,969,847	18,106,564

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,476,430	10,610,714	10,489,784	10,610,714
Shares underlying the conversion of the convertible senior notes	7,341,524	8,749,239	7,540,478	8,749,239
Shares underlying warrants to purchase common stock	7,765,457	6,262,380	7,886,891	6,302,668
Shares underlying stock options to purchase common stock	497,716	526,813	513,254	533,977
Shares underlying restricted stock units	714,896	436,275	657,583	418,898

	26,796,023	26,585,421	27,087,990	26,615,496

Diluted weighted shares outstanding	79,360,659	44,764,991	74,057,837	44,722,060

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $26.41 per share and $16.85 per share for the three months ended June 30, 2014 and 2013, respectively, and $27.61 per share and $17.00 per share for the six months ended June 30, 2014 and 2013, respectively.